Exhibit 99.1
FOR IMMEDIATE RELEASE
Moldflow investor contact:
Dawn Soucier
Dawn_Soucier@moldflow.com
508-358-5848
MOLDFLOW CORPORATION PROMOTES GREGORY MAGOON TO
CHIEF FINANCIAL OFFICER
Announces Resignation of Christopher Gorgone
FRAMINGHAM, MA — June 21, 2007 - Moldflow Corporation (NASDAQ:MFLO), today announced the promotion of Gregory Magoon to Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Magoon will join the Company’s executive management team effective immediately. Mr. Magoon has worked in the capacity of Corporate Controller for Moldflow Corporation for the past 6 years. Prior to that, Mr. Magoon worked for PricewaterhouseCoopers as an Audit Services Manager. Mr. Magoon is a C.P.A. and holds a Bachelors degree from Babson College in Accounting and Economics.
“We are very pleased to promote Greg to the role of CFO and I look forward to working with him in this new capacity,” said Moldflow president and CEO Roland Thomas. “As Moldflow’s Corporate Controller for over six years, Greg brings not only a working knowledge of our corporate processes and procedures but also an in-depth understanding of public company accounting. His background and Moldflow experience will be an invaluable asset in supporting our continued progress.”
Also today, Moldflow Corporation announced that Executive Vice President, Chief Financial Officer and Treasurer, Christopher Gorgone has resigned from those roles in order to pursue other interests. Mr. Gorgone will provide any necessary transitional assistance to the Company and complete certain ongoing projects prior to his departure.
On the resignation of Christopher Gorgone, Roland Thomas commented, “Moldflow is very appreciative of Chris’ contributions during his time with the company and we wish him well. Under Chris’ leadership, Moldflow successfully implemented multiple global processes and systems which not only increased the efficiency of our finance operations but strengthened our ability to meet the needs of our customers and shareholders alike.”
About Moldflow Corporation
Moldflow (NASDAQ: MFLO) is the leading global provider of design analysis solutions for the plastics injection molding industry. Moldflow’s products and services allow companies to address part and mold design issues at the earliest stage and maximize productivity and profitability on the manufacturing floor. Visit www.moldflow.com for more information.
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